Exhibit 99.1

CTI BioPharma Reports Third Quarter 2017 Financial Results

-Management to Host Conference Call/ Webcast Today at 4:30 p.m. Eastern time

SEATTLE, WA, November 6, 2017 - CTI BioPharma Corp. (NASDAQ and MTA:CTIC) today reported financial results for the third quarter ended September 30, 2017.

Recent Highlights

Clinical / Regulatory

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In July 2017, the first patient was enrolled in PAC203, a Phase 2 clinical trial of pacritinib in patients with primary myelofibrosis who have failed prior ruxolitinib therapy. PAC203 is designed to evaluate the dose response relationship for safety and efficacy (spleen volume reduction at 12 and 24 weeks) of three dose regimens: 100 mg once-daily, 100 mg twice-daily (BID) and 200 mg BID. The 200 mg BID dose regimen was used in the Phase 3 PERSIST-2 trial of pacritinib in patients with myelofibrosis. The trial is expected to enroll up to approximately 105 patients.

•
In July 2017, the European Medicines Agency (EMA) validated the Marketing Authorization Application (MAA) for pacritinib for the treatment of patients with myelofibrosis who have thrombocytopenia (platelet counts less than 100,000 per microliter). Validation confirms that the submission is complete and initiates the centralized review process by the EMA’s Committee for Medicinal Products for Human Use (CHMP).

Board of Directors and Management

•
In September 2017, Laurent Fischer, M.D. was appointed Chairman of the Board of Directors. Dr. Fischer has more than 20 years of experience in developing and commercializing novel medicines in the biopharmaceutical industry and currently serves as liver therapeutic area head at Allergan following its acquisition of Tobira Therapeutics in 2016.

•	In September 2017, David H. Kirske was promoted to Chief Financial Officer and Bruce J. Seeley to Chief Operating Officer of the company.

“In the third quarter, we solidified our board and senior management leadership and continue to make significant progress in reducing expenses to operate as a leaner organization as we approach important milestones,” said Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI BioPharma. “We believe there remains a significant unmet need for myelofibrosis patients with low platelets and continue activating sites in the PAC203 trial of pacritinib. We also look forward to continuing to work with the EMA over the next nine months during their review of the MAA for pacritinib."

Third Quarter Financial Results

Total revenues for the third quarter and nine months ended September 30, 2017, were $1.7 million and $24.7 million, respectively, compared to $4.4 million and $48.3 million for the respective periods in 2016. The decrease in total revenues for the nine months of 2017 is primarily due to recognition of $32 million in milestone revenue related to pacritinib in the first quarter of 2016. Net product sales of PIXUVRI for the third quarter and nine months ended September 30, 2017, were zero and $0.9 million, respectively, compared to $0.9 million and $3.1 million for the respective periods in 2016. The decrease in net product sales for the periods in 2017 compared to 2016, is primarily related to the April 2017 expansion of the PXUVRI agreement with Servier under which they have rights in all markets except the U.S.

GAAP operating loss for the third quarter and nine months ended September 30, 2017, was $11.8 million and $25.8 million, respectively, compared to GAAP operating loss of $28.7 million and $43.6 million for the respective periods in 2016. Non-GAAP operating loss, which excludes non-cash share-based compensation expense, for the third quarter and nine months ended September 30, 2017 was $10.4 million and $21.5 million, respectively, compared to non-GAAP operating loss of $23.6 million and $32.4 million for the respective periods in 2016. Non-cash share-based compensation expense for the third quarter and nine months ended September 30, 2017, was $1.4 million and $4.3 million, respectively, compared to $5.1 million and $11.2 million for the respective periods in 2016. The decrease in operating loss for the third quarter and nine months of 2017 was due to a significant decrease in research and development and selling, general and administrative expenses primarily related to a decrease in pacritinib development costs as a result of the completion of the Phase 3 clinical studies in 2017 and a decrease in expenses for the manufacture of pacritinib and personnel costs. For information on CTI BioPharma’s use of non-GAAP operating loss and a reconciliation of such measure to GAAP operating loss, see the section below entitled “Non-GAAP Financial Measures.”

Net loss for the third quarter of 2017 was $12.0 million, or ($0.28) per share, compared to a net loss of $29.2 million, or ($1.04) per share, for the same period in 2016. Net loss for the nine months ended September 30, 2017, was $30.8 million, or ($0.90) per share, compared to a net loss of $45.6 million, or ($1.63) per share, for the same period in 2016.

As of September 30, 2017, cash and cash equivalents totaled $52.8 million, compared to $44.0 million at December 31, 2016.

Conference Call Information

CTI BioPharma management will host a conference call to review its third quarter 2017 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PT / 4:30 p.m. ET / 10:30 p.m. CET. Participants can access the call at 1-888-461-2021 (domestic) or +1 719-325-2359 (international). To access the live audio webcast or the subsequent archived recording, visit www.ctibiopharma.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-888-203-1112 (domestic) or +1 719-457-0820 (international). The access code for the replay is 1048572. The telephone replay will be available until November 13, 2017.

About CTI BioPharma Corp.

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Non-GAAP Financial Measures

CTI BioPharma has provided in this press release the historical non-GAAP financial measure of operating loss, excluding non-cash share-based compensation expense, for the third quarter and nine months ended September 30, 2017 and September 30, 2016. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI BioPharma’s management believes that providing a non-GAAP financial measure that excludes non-cash share-based compensation expense can enhance management’s and investors’ comparison of CTI BioPharma’s operating results over different periods of time as compared to the operating results of other companies.

CTI BioPharma’s use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. One limitation is that CTI BioPharma’s reported non-GAAP operating loss in 2017 results in the exclusion of a recurring expense, since CTI BioPharma expects that share-based compensation will continue to be a significant recurring expense in CTI BioPharma’s business. A third limitation is that CTI BioPharma’s methodology for calculating non-GAAP operating loss, which only excludes the component of share-based compensation, may differ from the methodology CTI BioPharma’s peer companies utilize to the extent they report non-GAAP operating income or similarly titled measures. Accordingly, CTI BioPharma’s non-GAAP operating loss may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI BioPharma’s non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI BioPharma’s securities. Such statements include, but are not limited to, expectations with respect to the timing and planned enrollment of PAC203 and our ability to interpret clinical trial data and results for PERSIST-2 despite not satisfying the pre-specified minimum evaluable patient goal, expectations with respect to the potential therapeutic utility of pacritinib, statements regarding CTI BioPharma’s expectations with respect to the potential of pacritinib to achieve treatment goals, the development of CTI BioPharma and its product and product candidate portfolio, including the advancement of pacritinib and other pipeline programs, CTI BioPharma’s ability to achieve its goals in 2017 and beyond, CTI BioPharma’s intent to continue efforts to commercialize PIXUVRI in Europe and expand the market potential for PIXUVRI, and CTI BioPharma’s plans to continue advancing the development of its pipeline candidates through strategic product collaborations or cooperative group and investigator-sponsored trials, as well as the identification and acquisition of additional pipeline opportunities. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI BioPharma and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI BioPharma cannot predict or guarantee the outcome of preclinical and clinical studies, the potential failure of pacritinib to prove safe and effective as determined by the FDA and/or the European Medicines Agency, changes to study protocol or design or sample size to address any patient safety, efficacy or other issues raised by the FDA or otherwise, that top-line results observed to date may differ from future results or that different conclusions or considerations may qualify such results once existing data has been more fully evaluated, that CTI BioPharma may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI BioPharma may experience delays in the commencement of preclinical and clinical studies, that the costs of developing pacritinib and CTI BioPharma’s other product candidates may rise; other risks, including, without limitation, competitive factors, technological developments, that CTI BioPharma may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI BioPharma may not achieve previously announced goals, contractual milestones and objectives as or when projected, that CTI BioPharma’s average net operating burn rate may increase, that CTI BioPharma will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation; as well as other risks listed or described from time to time in CTI BioPharma’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI BioPharma does not intend to update any of the statements in this press release upon further developments.

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CTI BioPharma Contacts:
Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Product sales, net	$—	$914	$853	$3,112
License and contract revenue	1,705	3,519	23,831	45,157
Total revenues	1,705	4,433	24,684	48,269
Operating costs and expenses:
Cost of product sold	69	163	280	513
Research and development	7,601	17,716	25,768	55,259
Selling, general and administrative	5,802	15,218	24,452	36,101
Total operating costs and expenses	13,472	33,097	50,500	91,873
Loss from operations	(11,767)	(28,664)	(25,816)	(43,604)
Non-operating income (expense):
Interest expense	(457)	(634)	(1,479)	(2,025)
Amortization of debt discount and issuance costs	(38)	(38)	(113)	(177)
Foreign exchange gain (loss)	161	(69)	775	(107)
Other non-operating income (expense)	102	44	72	(479)
Net loss before noncontrolling interest	(11,999)	(29,361)	(26,561)	(46,392)
Noncontrolling interest	25	178	157	755
Net loss	(11,974)	(29,183)	(26,404)	(45,637)
Deemed dividends on preferred stock	—	—	(4,350)	—
Net loss attributable to common shareholders	$(11,974)	$(29,183)	$(30,754)	$(45,637)
Basic and diluted net loss per common share	$(0.28)	$(1.04)	$(0.90)	$(1.63)
Shares used in calculation of basic and diluted net loss per common share	42,878	28,002	34,270	27,919

Balance Sheet Data (unaudited):	(amounts in thousands)
	September 30,	December 31,
	2017	2016
Cash and cash equivalents	$52,800	$44,002
Working capital	31,298	15,178
Total assets	65,532	63,843
Current portion of long-term debt	7,766	7,949
Long-term debt, less current portion	7,023	11,311
Total shareholders' equity	28,412	7,757

Non-GAAP Reconciliations (In thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
As reported - loss from operations (GAAP)	$(11,767)	$(28,664)	$(25,816)	$(43,604)
As reported - share-based compensation expense (GAAP)	1,355	5,068	4,303	11,225
As adjusted - loss from operations (Non-GAAP)	$(10,412)	$(23,596)	$(21,513)	$(32,379)